                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement.       [ ] Confidential, for use of the
                                                Commission only (as permitted by
                                                Rule 14a-6(e)(2)).

     [X] Definitive proxy statement.

     [ ] Definitive additional materials.

     [ ] Soliciting material pursuant to Rule 14a-12

                                 STELLENT, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

Payment of filing fee (check the appropriate box):

     [X] No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

--------------------------------------------------------------------------------

     (2) Aggregate number of securities to which transaction applies:

--------------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

--------------------------------------------------------------------------------

     [ ] Fee paid previously with preliminary materials.
--------------------------------------------------------------------------------

     [ ] Check box if any part of the fee is offset as provided by Exchange Act
         Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount Previously Paid:

--------------------------------------------------------------------------------

     (2) Form, Schedule or Registration Statement No.:

--------------------------------------------------------------------------------

     (3) Filing Party:

--------------------------------------------------------------------------------

     (4) Date Filed:

--------------------------------------------------------------------------------

                                 STELLENT, INC.
                           7777 GOLDEN TRIANGLE DRIVE
                         EDEN PRAIRIE, MINNESOTA 55344
                                 (952) 903-2000

                                 July 28, 2003

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Stellent, Inc. to be held at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343, commencing at 3:30 p.m., Central Daylight Time, on Wednesday, August 27, 2003.

     The Secretary's Notice of Annual Meeting and the Proxy Statement, that follow, describe the matters to come before the meeting. During the meeting, we will also review the activities of the past year and items of general interest regarding the Company.

     We hope that you will be able to attend the meeting in person and we look forward to seeing you. Please mark, date and sign the enclosed proxy and return it in the accompanying envelope as quickly as possible, even if you plan to attend the meeting. If you later desire to revoke the proxy, you may do so at any time before it is exercised.

                                          Sincerely,

                                          /s/ Robert F. Olson
                                          Robert F. Olson
                                          Chairman of the Board,
                                          Chief Executive Officer and President

                                 STELLENT, INC.
                           7777 Golden Triangle Drive
                         Eden Prairie, Minnesota 55344
        ---------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
        ---------------------------------------------------------------

TO THE SHAREHOLDERS OF STELLENT, INC.:

     Please take notice that the Annual Meeting of Shareholders of Stellent, Inc. will be held, pursuant to due call by the Board of Directors of the Company, at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343 at 3:30 p.m. on Wednesday, August 27, 2003, or at any adjournment or adjournments thereof, for the purpose of considering and taking appropriate action with respect to the following:

     1. To elect five directors.

     2. To ratify the appointment of Grant Thornton LLP as independent auditors of the Company for the fiscal year ending March 31, 2004.

     3. To transact any other business as may properly come before the meeting or any adjournments thereof.

     Pursuant to due action of the Board of Directors, shareholders of record on July 16, 2003, will be entitled to vote at the meeting or any adjournments thereof.

A PROXY FOR THE MEETING IS ENCLOSED HEREWITH. YOU ARE REQUESTED TO FILL IN AND SIGN THE PROXY, WHICH IS SOLICITED BY THE BOARD OF DIRECTORS, AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                          By Order of the Board of Directors

                                          STELLENT, INC.

                                          [Gregg A. Waldon]
                                          Gregg A. Waldon
                                          Executive Vice President,
                                          Chief Financial Officer,
                                          Treasurer and Secretary

Dated: July 28, 2003

WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE PROXY CARD EXACTLY AS YOUR NAME(S) APPEARS ON THE CARD AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE.

                                PROXY STATEMENT
                                       OF
                                 STELLENT, INC.
                           7777 Golden Triangle Drive
                         Eden Prairie, Minnesota 55344

        ---------------------------------------------------------------

                   Annual Meeting of Shareholders to be Held
                           Wednesday, August 27, 2003

        ---------------------------------------------------------------

                                  INTRODUCTION

     The Board of Directors of Stellent, Inc. (the "Company") furnishes this Proxy Statement in connection with its solicitation of proxies for use at the Annual Meeting of the Shareholders to be held at the Marriott Southwest Hotel, 5801 Opus Parkway, Minnetonka, Minnesota 55343 on August 27, 2003 at 3:30 p.m., and at any adjournment thereof.

     All shares represented by properly executed proxies received in time will be voted at the meeting and, where the manner of voting is specified on the proxy, will be voted in accordance with such specifications. Shares represented by properly executed proxies on which no specification has been made will be voted (i) for the election of the nominees for director named herein and (ii) in favor of ratification of Grant Thornton LLP as the Company's independent auditors for the fiscal year ending March 31, 2004, and will be deemed to grant discretionary authority to vote upon any other matters properly coming before the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     Any shareholder who executes and returns a proxy may revoke it at any time prior to the voting of the proxies by giving written notice to the Secretary of the Company, by executing a later-dated proxy, or by attending the meeting and giving oral notice to the Secretary of the Company.

     The affirmative vote of the holders of a majority of the outstanding shares of common stock of the Company present and entitled to vote is required for the election of each nominee to the Board of Directors of the Company (the "Board") and for approval of each proposal included in this Proxy Statement. For this purpose, a shareholder who abstains with respect to a proposal is considered to be present and entitled to vote on such proposal at the meeting and is in effect casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on a proposal shall not be considered present and entitled to vote on such proposal.

     The Board has fixed the close of business on July 16, 2003 (the "Record Date") as the date for determining the holders of outstanding shares of its common stock entitled to notice of, and to vote at, the meeting. On that date, there were 21,793,506 shares of the Company's common stock issued and outstanding. Each such share of common stock is entitled to one vote at the meeting. The Notice of Annual Meeting, this Proxy Statement and the form of proxy are first being mailed to shareholders of the Company on or about July 28, 2003.

                                 PROPOSAL NO. 1

                             ELECTION OF DIRECTORS

     Five directors are to be elected at the meeting, each director to hold office until the next Annual Meeting of Shareholders, or until his successor is elected and qualified. All of the persons listed below are now serving as directors of the Company. All of the persons listed below have consented to serve as a director, if elected. Proxies solicited by the Board will, unless otherwise directed, be voted to elect the five nominees names below to constitute the entire Board.

     The Company's Bylaws provide that the Board will consist initially of five directors. The Board previously increased its size to six directors. The Company's Bylaws further provide that any vacancies on the Board may be filled by vote of the remaining directors. Because the shareholders are being asked to elect only five directors at the meeting, it is possible that the existing directors may elect a sixth director to fill the vacancy after the meeting. Proxies cannot be voted for a greater number of persons than the number of nominees named.

     The Nominating Committee proposed to the Board for election the nominees listed below:

ROBERT F. OLSON, age 47, founded our business and has served as the Chairman of the Board of the Company and the predecessor company continuously since 1990. He also served as our Chief Executive Officer from October 2000 to July 2001, and as our President and Chief Executive Officer from 1990 to October 2000 and since April 2003. From 1987 to 1990, he served as the General Manager of the Greatway Communications Division of Anderberg-Lund Printing Company, an electronic publishing sales and service organization. Prior to that time, Mr. Olson held management and marketing positions in several electronic publishing service organizations.

KENNETH H. HOLEC, age 48, has served as a director of the Company since February 1998. Mr. Holec served as the interim President and Chief Executive Officer of PeopleClick, Inc., a provider of enterprise-class workforce management solutions to manage employees, from January 2002 through April 2003. He served as President and Chief Executive Officer of ShowCase Corporation, a supplier of data warehousing systems, from November 1993 to February 2001. From 1985 to 1993, Mr. Holec served as President and Chief Executive Officer of Lawson Associates, Inc., a developer of financial and human resource management software products. Mr. Holec is also a director of Cysive, Inc. and SPSS Inc.

PHILIP E. SORAN, age 47, has served as a director since April 2003. He has served as the President and Chief Executive Officer of Compellent Technologies, Inc., a network strategy company, since March 2002. From July 1995 through August 2001, Mr. Soran served as President and Chief Executive Officer of XIOtech Corporation, a provider of network storage solutions. XIOtech Corporation was acquired by Seagate Technology in January 2000, at which time it became a wholly-owned subsidiary of Seagate.

RAYMOND A. TUCKER, age 58, has served as a director of the Company since November 2001. He has served as Senior Vice President and Chief Financial Officer for H.B. Fuller Company, a manufacturer of adhesives, sealants, and coatings, since June 1999 and currently anticipates retiring in August 2003. Mr. Tucker was previously employed with Bayer Corporation, a global provider of a wide range of products including pharmaceuticals, diagnostics, health care products, agricultural products and chemicals, serving as their Senior Vice President from 1997 to 1999; its Vice President of Finance and Administration for the Industrial Chemicals Division from 1992 to 1997; its Business Director of Enamels and Ceramics from 1989 to 1991; its Business Manager of Inorganic Chemicals from 1987 to 1988 and its Controller and Manager of Administration for the Industrial Chemicals Division from 1978 to 1986.

STEVEN C. WALDRON, age 54, has served as a director of the Company since February 1998. He has served as Chief Executive Officer of Pinnacle Energy, a provider of alternative energy, since September 2002. He served as President and Chief Executive Officer of SPS Commerce, Inc., a provider of e-commerce software and transaction processing services, from November 1997 to March 2001. From 1992 to March 1995, he was President of Innovex, Inc., a diversified technology company. Prior to that time, Mr. Waldron served as President and Chief Executive Officer of Norstan, Inc., a supplier of telecommunications hardware and software.

     None of the above nominees is related to any other nominee or to any executive officer of the Company.

     If any nominee should withdraw or otherwise become unavailable for reasons not presently known, the proxies that would have otherwise been voted for such nominee will be voted for such substitute nominee as may be selected by the Board.

THE BOARD AND ITS COMMITTEES

     The Board met six times and took action, by written action in lieu of a meeting, eight times during the year ended March 31, 2003.

     During the year ended March 31, 2003, each director attended more than 75 percent of the meetings of the Board and Board committees on which he serves.

     Members of the Board who are not employees of the Company are eligible to receive stock option grants under the Company's 1997 Director Stock Option Plan. Options to purchase 50,000 shares of the Company's common stock were granted to each of Messrs. Holec, Tucker and Waldron under the plan during the fiscal year ended March 31, 2003. In addition, options to purchase 40,000 shares of the Company's common stock were granted to Michael W. Ferro, Jr., a former director of the Company.

     Effective April 1, 2003 the Board established a director compensation policy under which each member of the Board who is not an employee of the Company annually will receive $25,000 in cash and the grant of an option to purchase 20,000 shares of common stock of the Company, subject to the availability of such shares under the applicable stock option plans of the Company. The Chair of the Audit Committee will receive an additional $10,000 in cash annually and the Chair of each other committee will receive an additional $5,000 in cash annually. Under the compensation policy, each member of the Board who is not an employee of the Company will receive an additional fee of $2,000 per day for miscellaneous work as a director above and beyond normal board requirements.

     The Board has an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Following is a description of the functions performed by these committees.

Audit Committee

     In accordance with its Charter, the Company's Audit Committee consists of at least three independent non-employee directors. The Audit Committee currently consists of Messrs. Tucker, as chairman, Holec, Soran and Waldron. All members of the Audit Committee are "independent" as that term is defined in the applicable listing standards of The Nasdaq Stock Market. The Audit Committee oversees the Company's financial reporting process by, among other things, reviewing accounting and auditing principles and procedures of the Company with a view toward providing for adequate internal controls and reliable financial records, reviewing and reassessing the Audit Committee Charter annually, recommending and taking action to oversee the independence of the independent auditors, selecting and appointing the independent auditors and approving all fees of, as well as the provision of any non-audit services by, the Company's independent auditors. The Audit Committee met twice during the year ended March 31, 2003. The responsibilities of the Audit Committee are set forth in the Audit Committee Charter, adopted by the Board in August 2000, and amended and restated most recently on April 28, 2003. A copy of the Audit Committee Charter, as amended and restated, is included as Exhibit A to this Proxy Statement.

     The Company is currently reviewing pending or proposed, but not yet effective, recent rules released by the Securities and Exchange Commission (the "Commission") under the Sarbanes-Oxley Act of 2002 and by the National Association of Securities Dealers regarding composition and function of audit committees, and will make any changes required in the composition or function of the Audit Committee and to the Audit Committee Charter as necessary to comply with the new rules by the applicable effective date.

Compensation Committee

     The Company also maintains a Compensation Committee to provide recommendations concerning salaries, stock options and incentive compensation for officers and employees of the Company. The Compensation Committee administers the Company's InfoAccess, Inc. 1990 Stock Option Plan, 1995 Stock Option Plan, 1994-1997 Employee Stock Option and Compensation Plan, 1999 Employee Stock Option and Compensation Plan, 2000 Stock Incentive Plan, 2000 Employee Stock Incentive Plan and Employee Stock Purchase Plan. The members of the Compensation and Stock Option Committee are Messrs. Holec, as chairman, Soran, Tucker and Waldron. The Compensation Committee met twice, during the year ended March 31, 2003.

Corporate Governance and Nominating Committee

     The Corporate Governance and Nominating Committee monitors and recommends to the Board corporate governance principles and business conduct guidelines, including overseeing the process for selecting director candidates, recommending to the Board director nominees and reviewing and recommending as necessary, changes in the size and composition of the Board and its committees. The Corporate Governance and Nominating Committee members are Messrs. Waldron, as chairman, Holec, Soran and Tucker. The Corporate Governance and Nominating Committee met once during the year ended March 31, 2003. The Corporate Governance and Nominating Committee will consider persons recommended by shareholders in selecting nominees for election to the Board. Shareholders who wish to suggest qualified candidates should write to: Stellent, Inc., 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344, Attention: Corporate Governance and Nominating Committee, c/o Secretary. All recommendations should state in detail the qualifications of such persons for consideration by the Corporate Governance and Nominating Committee and should be accompanied by an indication of the person's willingness to serve.

                         REPORT OF THE AUDIT COMMITTEE

     The role of the Audit Committee is one of oversight of the Company's management and outside auditors in regard to the Company's financial reporting and internal controls with respect to accounting and financial reporting. The Audit Committee also considers and pre-approves any non-audit services provided by the Company's outside auditors to ensure that no prohibited non-audit services are provided by the outside auditors and that the outside auditors' independence is not compromised. By its Charter, the Audit Committee consists of at least three independent non-employee directors. The Audit Committee currently consists of four independent non-employee directors of the Company. In performing its oversight function, the Audit Committee relied upon advice and information received in its discussions with the Company's management and independent auditors.

     The Audit Committee has (i) reviewed and discussed the Company's audited financial statements as of and for the fiscal year ended March 31, 2003 with the Company's management; (ii) discussed with the Company's independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61 regarding communication with audit committees; (iii) received the written disclosures and the letter from the Company's independent auditors required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees); and (iv) discussed with the Company's independent auditors their independence from the Company and has considered the compatibility of non-audit services with the auditors' independence.

     Based on the review and discussions with management and the Company's independent auditors referred to above, the Audit Committee recommended to the Board that the audited financial statements be included in the Company's Annual Report on Form 10-K for the fiscal year ended March 31, 2003 for filing with the Commission.

                                          AUDIT COMMITTEE
                                          Raymond A. Tucker, Chairman
                                          Kenneth H. Holec
                                          Philip E. Soran
                                          Steven C. Waldron

                             PRINCIPAL SHAREHOLDERS

     The Company has outstanding one class of voting securities, common stock, $0.01 par value, of which 21,793,506 shares were outstanding as of the close of business on the Record Date. Each share of common stock is entitled to one vote on all matters put to a vote of shareholders.

     The following table sets forth, as of July 16, 2003, certain information regarding the beneficial ownership of shares of common stock by each director of the Company, each of the executive officers listed in the Summary Compensation Table, each person known to the Company to be the beneficial owner of more than 5% of the outstanding shares and all directors and executive officers as a group. Except as otherwise indicated, each shareholder has sole voting and investment power with respect to the shares beneficially owned.

                                                                 NUMBER OF SHARES       PERCENTAGE OF
                  NAME OF BENEFICIAL OWNER                      BENEFICIALLY OWNED    OUTSTANDING SHARES
                  ------------------------                      ------------------    ------------------
Robert F. Olson(1)                                                  2,255,764                10.2%
Becker Capital Management, Inc.(2)                                  2,109,900                 9.7%
SAFECO Common Stock Trust(3)                                        1,409,003                 6.5%
SAFECO Asset Management Company(3)                                  2,207,503                10.1%
SAFECO Corporation(3)                                               2,207,503                10.1%
T. Rowe Price Associates, Inc.(4)                                   1,370,300                 6.3%
Vernon J. Hanzlik(5)                                                  311,657                 1.4%
Frank A. Radichel(6)                                                   94,896                   *
Daniel P. Ryan(7)                                                     145,205                   *
Gregg A. Waldon(8)                                                    193,538                   *
Michael S. Rudy(9)                                                     53,332                   *
Kenneth H. Holec(10)                                                  143,647                   *
Philip E. Soran(9)                                                      5,000                   *
Raymond A. Tucker(11)                                                  49,999                   *
Steven C. Waldron(9)                                                   63,332                   *
All directors and executive officers as a group (9
  persons)(12)                                                      2,921,381                13.4%

-------------------------
  *  Less than 1%.

 (1) Includes 85,714 shares owned by Mr. Olson's spouse, of which Mr. Olson disclaims beneficial ownership. Mr. Olson's address is 7777 Golden Triangle Drive, Eden Prairie, Minnesota 55344.

 (2) Based on information reported to the Company on June 30, 2003. The principal business address of Becker Capital Management, Inc. is 1211 SW 5th Avenue, Suite 2185, Portland, Oregon 97204. Becker Capital Management, Inc. has sole voting and investment power with respect to all of the shares.

 (3) Based on information reported to the Commission in a Schedule 13G filed by SAFECO Common Stock Trust, SAFECO Asset Management Company and SAFECO Corporation on February 13, 2002. The principal business address of SAFECO Common Stock Trust is 4854 154th Place NE, Redmond, Washington 98052. The principal business address of SAFECO Asset Management Company is 601 Union Street, Suite 2500, Seattle, Washington 98101. The principal business address of SAFECO Corporation is Safeco Plaza, Seattle, Washington 98185.

     Each of SAFECO Asset Management Company and SAFECO Corporation share beneficial ownership over the same 1,409,003 shares listed as beneficially owned by SAFECO Common Stock Trust, which 1,409,003 shares are included in the 2,207,503 shares listed as beneficially owned by each of SAFECO Asset Management Company and SAFECO Corporation. Each of SAFECO Common Stock Trust, SAFECO Asset Management Company and SAFECO Corporation has shared voting power and shared investment power with respect to all of the shares listed above next to their respective names. Both SAFECO Asset Management Company and SAFECO Corporation disclaim beneficial ownership of all of the shares.

 (4) Based on information reported to the Company on June 27, 2003. The principal business address of T. Rowe Price Associates, Inc. is 100 E. Pratt Street, Baltimore, Maryland 21202. T. Rowe Price Associates, Inc. has sole voting power with respect to 288,100 shares and sole investment power with respect to all of the shares.

 (5) Includes 279,907 shares issuable upon exercise of options and includes 5,000 shares owned by Mr. Hanzlik's spouse.

 (6) Includes 94,646 shares issuable upon exercise of the options.

 (7) Includes 135,205 shares issuable upon exercise of the options.

 (8) Includes 183,538 shares issuable upon exercise of options.

 (9) Represents shares issuable upon exercise of options.

(10) Includes 43,337 shares issuable upon exercise of options and includes 875 shares owned by Mr. Holec's spouse and 9,440 shares owned by Mr. Holec's children.

(11) Includes 39,998 shares issuable upon exercise of the options.

(12) Includes the shares issuable upon exercise of the options described in the footnotes above.

                       COMPENSATION OF EXECUTIVE OFFICERS

     The following table presents the compensation for each of the last three fiscal years of each person who served as the Company's Chief Executive Officer in the fiscal year ended March 31, 2003 and each of the four other most highly compensated executive officers of the Company for the fiscal year ended March 31, 2003 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                              LONG-TERM
                                                                             COMPENSATION
                                                                                AWARDS
                                                                             ------------
                                                     ANNUAL COMPENSATION      SECURITIES
                                          FISCAL    ---------------------     UNDERLYING         ALL OTHER
     NAME AND PRINCIPAL POSITION           YEAR     SALARY($)    BONUS($)     OPTIONS(#)     COMPENSATION($)(3)
     ---------------------------          ------    ---------    --------     ----------     ------------------
Vernon J. Hanzlik                          2003      240,000          --       260,000             21,231
  Chief Executive Officer                  2002      210,833      85,000       110,000              6,583
  and President(1)                         2001      190,000     100,000       100,000              6,664
Gregg A. Waldon                            2003      165,000          --       160,000             12,043
  Executive Vice President,                2002      165,000      40,000        60,000             13,913
  Chief Financial Officer,                 2001      150,000      40,000        50,000             19,142
  Treasurer and Secretary
Daniel P. Ryan                             2003      175,000          --       135,000              3,876
  Executive Vice President                 2002      175,000      45,000        60,000              5,847
  of Marketing and Business                2001      165,000      60,000        50,000              5,122
  Development
Frank A. Radichel                          2003      150,000          --       110,000              9,998
  Executive Vice President                 2002      150,000      22,500        40,000              6,402
  of Research and Development              2001      120,000      10,000        35,000              5,053
Michael S. Rudy(2)                         2003      150,000     123,536        75,000              6,563
  Vice President of Canada                 2002      115,000     109,256        20,000                506
                                           2001       20,923          --        50,000                 --

-------------------------
(1) Mr. Hanzlik served as Chief Executive Officer and President before Mr. Olson resumed the role on March 31, 2003.

(2) Mr. Rudy joined the Company on January 30, 2001. Annual bonus includes sales commissions.

(3) Represents term life insurance premiums, vehicle allowances, and 401(k) contributions.

     The following table provides certain information concerning grants of stock options during the fiscal year ended March 31, 2003 to the Named Executive Officers. In accordance with the rules of the Commission, the table sets forth the potential realizable value over the terms of the options (the period from the grant date to the expiration date) based on assumed rates of stock appreciation of five percent and ten percent, compounded annually. These amounts do not represent the Company's estimate of future stock price. Actual realizable values, if any, of stock options will depend on the future performance of the common stock.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                               % OF                                           POTENTIAL VALUE AT
                            NUMBER OF        OPTIONS                                       ASSUMED ANNUAL RATES OF
                              SHARES        GRANTED TO                                     STOCK PRICE APPRECIATION
                            UNDERLYING      EMPLOYEES       EXERCISE                          FOR OPTION TERM(1)
                             OPTIONS        IN FISCAL       PRICE PER      EXPIRATION      ------------------------
                            GRANTED(#)      YEAR 2003       SHARE($)          DATE          5%($)          10%($)
                            ----------      ----------      ---------      ----------      --------      ----------
Vernon J. Hanzlik           150,000(2)         6.08           6.28         05/21/2012      592,419       1,501,305
                            110,000(2)         4.46           4.47         02/25/2013      309,227         783,643
Gregg A. Waldon             100,000(2)         4.05           6.28         05/21/2012      394,946       1,000,870
                             60,000(2)         2.43           4.47         02/25/2013      168,670         427,442
Daniel P. Ryan               75,000(2)         3.04           6.28         05/21/2012      296,209         750,653
                             60,000(2)         2.43           4.47         02/25/2013      168,670         427,442
Frank A. Radichel            50,000(2)         2.03           6.28         05/21/2012      197,473         500,435
                             60,000(2)         2.43           4.47         02/25/2013      168,670         427,442
Michael S. Rudy              50,000(2)         2.03           6.28         05/21/2012      197,473         500,435
                             25,000(2)         1.01           4.47         02/25/2013       70,279         178,101

-------------------------
(1) The potential realizable value is based on the term of the option at the time of grant (ten years) and on the assumption that the fair value of the common stock appreciates at the indicated rate for the entire term of the option and that the option is exercised at the exercise price.

(2) Except as noted below, the listed options become exercisable with respect to one-third of the shares covered thereby on each of the first three anniversaries of the date of grant. The options each have a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. In the event of a (i) dissolution or liquidation of the Company, (ii) merger, consolidation or other reorganization involving the Company where the Company is not the surviving entity, or (iii) an event changing control of the Company (as defined in the Company's incentive plans), the listed options will become exercisable in full.

     The following table summarizes option exercises during the year ended March 31, 2003 and provides information regarding the number of all unexercised stock options held by the Named Executive Officers as of March 31, 2003, the end of the Company's last fiscal year:

                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                                   NUMBER OF SHARES
                                                                UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                  OPTIONS AT FISCAL              IN-THE-MONEY OPTIONS
                             SHARES                                  YEAR END(#)               AT FISCAL YEAR END($)(2)
                           ACQUIRED ON         VALUE         ----------------------------    ----------------------------
                            EXERCISE      REALIZED ($)(1)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                           -----------    ---------------    -----------    -------------    -----------    -------------
Vernon J. Hanzlik              --               --             214,283         381,252         132,399           --
Gregg A. Waldon                --               --             103,331         251,669              --           --
Daniel P. Ryan                 --               --              88,331         201,669              --           --
Frank A. Radichel              --               --              73,480         153,334          47,308           --
Michael S. Rudy                --               --              33,333         111,667              --           --

-------------------------
(1) Calculated on the basis of the fair market value of the underlying shares of common stock on the date of exercise minus the exercise price.

(2) Calculated on the basis of the fair market value of the underlying shares of common stock at March 31, 2003, as reported by The Nasdaq National Market, of $4.22 per share, minus the per share exercise price, multiplied by the number of shares underlying the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Company's Compensation Committee consists of Messrs. Holec, Soran, Tucker and Waldron. There were no "interlocks" within the meaning of the rules and regulations of the Commission.

EMPLOYMENT AGREEMENTS

Vernon J. Hanzlik

     In October 2001, the Company entered into an employment agreement with Vernon J. Hanzlik as President and Chief Executive Officer of the Company, which terminated on March 31, 2003. Mr. Hanzlik received an annual base salary of $240,000, plus annual performance bonuses of up to $160,000.

     Effective March 31, 2003, the Company and Mr. Hanzlik entered into a separation agreement under which the employment agreement between Mr. Hanzlik and the Company was terminated and Mr. Hanzlik resigned as President and Chief Executive Officer of the Company. In consideration for his resignation from the Company, his covenant to enter into a consulting agreement with the Company, non-disclosure and non-competition covenants and the release of any claims he may have against the Company, the Company agreed to pay to Mr. Hanzlik $240,000, and to continue to provide certain health care benefits through April 1, 2004, subject to certain limitations.

     On April 1, 2003, the Company entered into an employment agreement with Mr. Hanzlik under which he agreed to serve as a Business Development Specialist with the Company through March 31, 2005. Mr. Hanzlik receives a base salary of $120,000 during the first year of the agreement, subject to changes during the second year of the agreement. Mr. Hanzlik has agreed not to compete with the Company during his employment and for a period of one year following his termination of employment.

Gregg A. Waldon

     In April 2003, the Company entered into an employment agreement with Gregg
A. Waldon as Executive Vice President, Chief Financial Officer, Treasurer and Secretary of the Company, which continues for an indefinite term until terminated by the Company, Mr. Waldon resigns or Mr. Waldon becomes disabled or dies. Mr. Waldon receives an annual base salary of $195,000, subject to annual increases, plus annual performance bonuses of up to $80,000, subject to annual review by the Board of Directors. Mr. Waldon has agreed not to compete with the Company during his employment and for a period of one year following his termination of employment. In the event of Mr. Waldon's death, disability, termination of employment without cause or termination of employment following a change in control due to his relocation, a material reduction of his duties or responsibilities or a material reduction of his base salary, other than pursuant to a general reduction in the base salary of all executives of the Company, Mr. Waldon will receive lump sum severance pay equal to one year of his then current salary.

Daniel P. Ryan

     In April 2003, the Company entered into an employment agreement with Daniel
P. Ryan as Executive Vice President of Marketing and Business Development of the Company, which continues for an indefinite term until terminated by the Company, Mr. Ryan resigns or Mr. Ryan becomes disabled or dies. Mr. Ryan receives an annual base salary of $195,000, subject to annual increases, plus annual performance bonuses of up to $80,000, subject to annual review by the Board of Directors. Mr. Ryan has agreed not to compete with the Company during his employment and for a period of one year following his termination of employment. In the event of Mr. Ryan's death, disability, termination of employment without cause or termination of employment following a change in control due to his relocation, a material reduction of his duties or responsibilities or a material reduction of his base salary, other than pursuant to a general reduction in the base salary of all executives of the Company, Mr. Ryan will receive lump sum severance pay equal to six months of his then current salary.

Frank A. Radichel

     In April 2003, the Company entered into an employment agreement with Frank
A. Radichel as Executive Vice President of Research and Development of the Company, which continues for an indefinite term until terminated by the Company, Mr. Radichel resigns or Mr. Radichel becomes disabled or dies. Mr. Radichel receives an annual base salary of $195,000, subject to annual increases, plus annual performance bonuses of up to $60,000, subject to annual review by the Board of Directors. Mr. Radichel has agreed not to compete with the Company during his employment and for a period of one year following his termination of employment. In the event of Mr. Radichel's death, disability, termination of employment without cause or termination of employment following a change in control due to his relocation, a material reduction of his duties or responsibilities or a material reduction of his base salary, other than pursuant to a general reduction in the base salary of all executives of the Company, Mr. Radichel will receive lump sum severance pay equal to six months of his then current salary.

         BOARD COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee of the Board (the "Committee") generally has made decisions on compensation of the Company's executives. Each member of the Committee is a non-employee director. All decisions by the Committee relating to the compensation of the Company's executive officers are reviewed by the full Board. Pursuant to rules designed to enhance disclosure of the Company's policies toward executive compensation, set forth below is a report prepared by the Committee addressing the compensation policies for the Company for the year ended March 31, 2003 as they affected the Company's executive officers.

     The Committee's executive compensation policies are designed to provide competitive levels of compensation that integrate pay with the Company's annual objectives and long-term goals, reward above-average corporate performance, recognize individual achievements, and assist the Company in attracting and retaining qualified executives. Executive compensation is set at levels that the Committee believes to be consistent with others in the Company's industry.

     There are three elements in the Company's executive compensation program, all determined by individual and corporate performance. They are:

     - Base salary compensation;

     - Annual incentive compensation; and

     - Stock options.

     Total compensation opportunities are competitive with those offered by employers of comparable size, growth and profitability in the Company's industry.

     Base salary compensation is determined by the potential impact the individual has on the Company, the skills and experiences required by the job, and the performance and potential of the incumbent in the job.

     Annual incentive compensation for executives of the Company is based primarily on corporate operating earnings and revenue growth and the Company's positioning for future results, but also includes an overall assessment by the Committee of executive management's performance, as well as market conditions.

     Awards of stock grants under the Company's stock incentive plans (the "Plans") are designed to promote the identity of long-term interests between the Company's executives and its shareholders and assist in the retention of executives and other key employees. The Plans also permit the Committee to grant stock options to other key personnel.

     The Committee surveys employee stock option programs of companies with similar capitalization to the Company prior to recommending the grant of options to executives. While the value realizable from exercisable options is dependent upon the extent to which the Company's performance is reflected in the market price of the Company's common stock at any particular point in time, the decision as to whether such value will be realized in any particular year is determined by each individual executive and not by the Committee. Accordingly, when the Committee recommends that an option be granted to an executive, that recommendation does not take into account any gains realized that year by that executive as a result of his or her individual decision to exercise an option granted in a previous year.

     The Committee evaluates the performance and establishes the base salary of the Chief Executive Officer on an annual basis based in part on the compensation criteria discussed above and the Committee's assessment of his past performance and its expectation as to his future contributions in leading the Company. In addition, the Committee considers significant accomplishments made by the Company during the prior year and other performance factors, such as the effectiveness of the Chief Executive Officer in establishing the Company's strategic direction and growth objectives. Any incentive compensation is entirely dependent on the accomplishment by the Company of certain corporate goals approved by the Board. Factors considered by the Committee in determining the Chief Executive Officer's base salary and cash bonus, if any, are not subject to any specific weighting factor or formula. In determining the Chief Executive Officer's base salary for fiscal year 2003, as reported in the Summary Compensation Table, the Committee considered the comparative compensation criteria and performance factors discussed above.

     Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to the corporation's chief executive officer or any of the four other most highly compensated executive officers. Compensation is not subject to the deduction limit if certain requirements are met, including that the compensation be performance-based. The Company intends to structure the performance-based portion of the compensation of its executive officers in a manner that complies with the statute to mitigate any disallowance of deductions.

                                          COMPENSATION COMMITTEE
                                          Kenneth H. Holec, Chairman
                                          Philip E. Soran
                                          Raymond A. Tucker
                                          Steven C. Waldron

                      COMPARATIVE STOCK PERFORMANCE GRAPH

     The comparative stock performance graph below compares the cumulative shareholder return on the common stock of the Company for the period from March 31, 1998 through March 31, 2003 with the cumulative total return on (i) the CRSP Total Return Index for the Nasdaq Stock Market (US) and (ii) the Nasdaq Computer & Data Processing Services Stocks Index. The table assumes the investment of $100 in the Company's common stock, the CRSP Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Computer & Data Processing Services Stocks Index on March 31, 1998, and the reinvestment of all dividends through the last trading day of the years ended March 31, 1999, March 31, 2000, March 31, 2001, March 31, 2002 and March 31, 2003.

                              [PERFORMANCE GRAPH]

-----------------------------------------------------------------------------------------------------------------------------
                                               MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,    MARCH 31,
                                                 1998         1999         2000         2001         2002         2003
-----------------------------------------------------------------------------------------------------------------------------
    Stellent, Inc.                             $100.000     $132.000     $736.000     $383.008     $154.080      $67.520
-----------------------------------------------------------------------------------------------------------------------------
    CRSP Total Return Index for the Nasdaq
    Stock Market (US)                          $100.000     $135.079     $250.991     $100.601     $101.323      $74.375
-----------------------------------------------------------------------------------------------------------------------------
    Nasdaq Computer & Data Processing
    Services Stocks Index                      $100.000     $162.851     $293.392     $ 99.731     $101.578      $73.961
-----------------------------------------------------------------------------------------------------------------------------

                                 PROPOSAL NO. 2

                            APPOINTMENT OF AUDITORS

     Grant Thornton LLP, independent certified public accountants, have been the auditors for the Company since February 1998. Upon recommendation of the Audit Committee, the Board of Directors again has selected Grant Thornton LLP to serve as the Company's auditors for the fiscal year ending March 31, 2004, subject to ratification by the shareholders. While it is not required to do so, the Board of Directors is submitting the selection of that firm for ratification in order to ascertain the view of the shareholders. If the selection is not ratified, the Board of Directors will reconsider its selection.

     A representative of Grant Thornton LLP will be present at the meeting and will be afforded an opportunity to make a statement if such representative so desires and will be available to respond to appropriate questions during the meeting.

Audit Fees

     During the fiscal year ended March 31, 2003, the Company paid the following fees to Grant Thornton LLP:

             FINANCIAL INFORMATION SYSTEMS
AUDIT FEES   DESIGN AND IMPLEMENTATION FEES   ALL OTHER FEES
----------   ------------------------------   --------------
 $366,000                  $0                    $138,000

     The audit fees above include fees for the year-end audit of the Company and related expenses, as well as quarterly reviews and on-going assistance with accounting and financial reporting matters.

     All other fees include tax services, an audit of an employee benefit plan, and assistance with acquisitions and other regulatory filings.

     The Audit Committee considered whether the auditors' provision of non-audit services to the Company is compatible with the auditor's independence.

                             SHAREHOLDER PROPOSALS

     Any shareholder proposal intended to be presented at the 2004 Annual Meeting of Shareholders and desired to be included in the Company's Proxy Statement for that meeting must be received by the Company at its principal executive office no later than March 30, 2004 in order to be included in such Proxy Statement. Any other shareholder proposal intended to be presented at the 2004 Annual Meeting of Shareholders received by the Company on or before May 29, 2004.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of such securities with the Commission and Nasdaq. Officers, directors and greater than ten per cent shareholders are required by Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

     Based solely on review of the copies of such forms furnished to the Company, the Company believes that during the fiscal year ended March 31, 2003 its officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements except that each of the following inadvertently was late in filing one report covering one transaction:
Robert F. Olson, Michael W. Ferro, Jr., Kenneth H. Holec, Raymond A. Tucker and Steven A. Waldron, each a director of the Company at the time the filing was due, and Michael S. Rudy, an executive officer of the Company at the time the filing was due.

                               ADDITIONAL MATTERS

     The Annual Report of the Company for the fiscal year ended March 31, 2003, including financial statements, is being mailed with this Proxy Statement.

     As of the date of this Proxy Statement, management knows of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of shareholders, it is intended that the proxies named therein in accordance with their best judgment will vote the shares represented by the proxies solicited by the Board of Directors.

     The Company will pay the cost of soliciting proxies in the accompanying form. In addition to solicitation by the use of mails, certain directors, officers and regular employees of the Company may solicit proxies by telephone, telegram or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of stock of the Company and will reimburse them for their reasonable out-of-pocket expenses in so forwarding such materials.

     SHAREHOLDERS WHO WISH TO OBTAIN A COPY OF THE COMPANY'S 10-K ANNUAL REPORT FILED WITH THE COMMISSION FOR THE FISCAL YEAR ENDED MARCH 31, 2003 MAY DO SO WITHOUT CHARGE BY WRITING TO GREGG A. WALDON, SECRETARY, AT THE COMPANY'S OFFICES, 7777 GOLDEN TRIANGLE DRIVE, EDEN PRAIRIE, MINNESOTA 55344.

                                                                       EXHIBIT A

                                 STELLENT, INC.
                  AMENDED AND RESTATED AUDIT COMMITTEE CHARTER

PURPOSE

     There shall be an Audit Committee (the "Committee") of the Board of Directors of Stellent, Inc., a Minnesota corporation (the "Company").

     The Committee shall have responsibility to oversee the Company's management and outside auditors in regard to corporate accounting and financial reporting. The Committee has the authority to conduct any investigation it deems appropriate, with full access to all books and records, facilities, personnel and outside advisors of the Company. The Committee is empowered to retain outside counsel, auditors or other experts in its discretion.

ORGANIZATION

     The Committee shall consist of at least three directors. Each director appointed to the Committee shall:

     a) not be disqualified from being an "independent director" within the meaning of Rule 4200 of the NASD Manual, and shall have no relationship with the Company which, in the opinion of the Board, would interfere with the exercise of independent judgment; and

     b) be able to read and understand fundamental financial statements, including the Company's balance sheet, income statement and cash flow statement. If a director is not capable of understanding such fundamental financial statements, he or she must become able to do so within a reasonable period of time after appointment to the Committee.

     At least one member of the Committee shall have past employment experience in finance or accounting, requisite professional certification in accounting or any other comparable experience or background which results in the director's financial sophistication.

RESPONSIBILITIES

     The Committee recognizes that the preparation of the Company's financial statements and other financial information is the responsibility of the Company's management and that the auditing, or conducting limited reviews, of those financial statements and other financial information is the responsibility of the Company's outside auditors. The Committee's responsibility is to oversee the financial reporting process.

     The Company's management, and its outside auditors, in the exercise of their responsibilities, acquire greater knowledge and more detailed information about the Company and its financial affairs than the members of the Committee. Consequently, the Committee is not responsible for providing any expert or other special assurance as to the Company's financial statements and other financial information or any professional certification as to the outside auditors' work, including without limitation their reports on, and limited reviews of, the Company's financial statements and other financial information. In addition, the Committee is entitled to rely on information provided by the Company's management and the outside auditors with respect to the nature of services provided by the outside auditor and the fees paid for such services.

     In carrying out its oversight responsibilities, the Committee shall:

     a) review and reassess the adequacy of the Audit Committee Charter annually;

     b) require that the outside auditors provide the Committee with a formal written statement delineating all relationships between the outside auditors and the Company, consistent with

Independence Standards Board Standard No. 1, and discuss with the outside auditors their independence;

     c) actively engage in a dialogue with the outside auditors regarding any disclosed relationships or services that may impact the objectivity and independence of the outside auditors;

     d) take, or recommend that the full Board take, appropriate action to oversee the independence of the outside auditors;

     e) review and consider the matters identified in Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 and as otherwise amended, with the outside auditors and management;

     f) review and discuss the Company's audited financial statements that are to be included in the Company's Form 10-K with the outside auditors and management and determine whether to recommend to the Board of Directors that the financial statements be included in the Company's Form 10-K for filing with the Securities and Exchange Commission;

     g) review, or the Committee's Chairman shall review, any matters identified by the outside auditors pursuant to Statement on Auditing Standards No. 71 regarding the Company's interim financial statements. Any such review shall occur prior to the filing of such interim financial statements on the Company's Form 10-Q;

     h) discus with management the Company's regular earnings releases, as well as the Company's approach to earning guidance;

     i) review the terms of proposed engagements of the outside auditors relating to services to the Company (other than those services rendered in respect of the audit or review of the Company's annual or quarterly financial statements) prior to such engagements;

     j) prepare, in accordance with the rules promulgated by the Securities and Exchange Commission, the report of the Committee required to be included in the Company's Proxy Statement; and

     k) consider whether the provision of the services by the outside auditors (other than those services rendered in respect of the audit or review of the Company's annual or quarterly financial statements) is compatible with maintaining the outside auditor's independence.

     The outside auditors are ultimately accountable to the Board and the Committee, as representatives of the shareholders. The Board and the Committee have ultimate authority and responsibility to select, evaluate and, where appropriate, replace the outside auditors, and, if applicable, to nominate the outside auditors to be proposed for approval by the shareholders in any proxy statement.

                                 STELLENT, INC.


                         ANNUAL MEETING OF SHAREHOLDERS

                           WEDNESDAY, AUGUST 27, 2003
                                     3:30 PM


                            MARRIOTT SOUTHWEST HOTEL
                              MINNETONKA, MINNESOTA





STELLENT, INC.
7777 GOLDEN TRIANGLE DRIVE, EDEN PRAIRIE, MN 55344                         PROXY
--------------------------------------------------------------------------------

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. It will be voted on the matters set forth on the reverse side of this form as directed by the shareholder, but if no direction is made in the space provided, it will be voted FOR the election of all nominees to the Board of Directors and FOR the ratification of Grant Thornton LLP as independent auditors for the fiscal year 2004.

By signing the proxy, you revoke all prior proxies and appoint Robert F. Olson and Gregg A. Waldon, and each of them, with full power of substitution, to vote your shares on the matters shown on the reverse side and any other matters which may come before the Annual Meeting and all adjournments.



                      See reverse for voting instructions.

                             - Please detach here -



         THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ITEMS 1, 2 AND 3.

1.  Election       01 Robert F. Olson    [ ] Vote FOR      [ ] Vote WITHHELD
    of directors:  02 Philip E. Soran        all nominees      from all nominees
                   03 Kenneth H. Holec       (except as
                   04 Raymond A. Tucker       marked)
                   05 Steven C. Waldron

(INSTRUCTIONS: TO WITHHOLD AUTHORITY TO VOTE FOR   -----------------------------
ANY INDICATED NOMINEE, WRITE THE NUMBER(S) OF THE  |                           |
NOMINEE(S) IN THE BOX PROVIDED TO THE RIGHT.)      -----------------------------

2.  Ratification of the appointment of Grant         For     Against     Abstain
    Thornton LLP as independent auditors for the     [ ]       [ ]         [ ]
    Company for fiscal year March 31, 2004.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR EACH PROPOSAL.

Address Change? Mark Box [ ]
Indicate changes below:

                                                   Date
                                                       -------------------

                                             -----------------------------------
                                             |                                 |
                                             |                                 |
                                             -----------------------------------

                                             Signature(s) in Box

                                             Please sign exactly as your name(s)
                                             appear on Proxy. If held in joint
                                             tenancy, all persons must sign.
                                             Trustees, administrators, etc.,
                                             should include title and authority.
                                             Corporations should provide full
                                             name of corporation and title of
                                             authorized officer signing the
                                             proxy.